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                                   EXHIBIT 4.4

                Amendment No. 7 to Registration Rights Agreement
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                       AMENDMENT NO. 7 TO RIGHTS AGREEMENT


         AMENDMENT NO. 7 TO RIGHTS AGREEMENT ("Amendment No. 7") between NATIONAL MEDIA CORPORATION, a Delaware corporation (the "Company") and ChaseMellon Shareholder Services, LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

                               W I T N E S S E T H

         WHEREAS, on January 3, 1994, the Company and the Rights Agent entered into that certain Rights Agreement (as amended by Amendments Nos. 1 through 6 to Rights Agreement, the "Rights Agreement"); and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, this Amendment No. 7 may be entered into by the Company and the Rights Agent without approval of any holders of Rights.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:


         1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding to the second sentence thereof, after the words "(ix) the execution or consummation of the transactions contemplated by that certain Stock Option Agreement (ValueVision), dated January 5, 1998, between ValueVision and the Company, or (x)" the following new language:

        "the execution and consummation of the transactions contemplated by that certain Stock Purchase Agreement (the "ACO Stock Purchase Agreement") dated August 11, 1998 between the Company and NM Acquisition Co., LLC ("ACO"), the grant or exercise of any warrant or option issued or transferred in connection therewith or the issuance or conversion of any Series D Preferred Stock or Series E Preferred Stock issued or transferred in connection therewith, or (xi)."

        2. Section 3(a) of the Rights Agreement is hereby amended by adding as a new sentence (to be inserted after language added by Amendment No. 6 to the Rights Agreement, dated January 5, 1998) the following:

        "Notwithstanding the foregoing, no Distribution Date shall occur as a result of the execution and consummation of the transactions contemplated by the ACO Stock Purchase Agreement, the grant or exercise of any warrant or option issued or



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        transferred in connection therewith or the issuance or conversion of any
        Series D Preferred Stock or Series E Preferred Stock issued or transferred in connection therewith."

        3. Capitalized terms used but not defined in this Amendment No. 7 shall have the respective meanings ascribed thereto in the Rights Agreement.

        4. Except as expressly amended by this Amendment No. 7, the Rights Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment No. 7.

        5. This Amendment No. 7 shall be governed and construed on the same basis as the Rights Agreement, as set forth therein.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to the Rights Agreement to be executed by their respective officers thereunto duly authorized as of August 11, 1998.

                                    NATIONAL MEDIA CORPORATION


                                    By:
                                        ----------------------------------------
                                          Name:    Brian J. Sisko
                                          Title:       Senior Vice President and
                                                       General Counsel


                                    CHASEMELLON SHAREHOLDER SERVICES, LLC


                                    By:
                                       -----------------------------------------
                                            Name:       Robert Kavanagh
                                            Title:      Assistant Vice President